Exhibit 99.1

                     VALERO MERGER QUESTIONS - STOCK OPTIONS

Q 1. What happens to my stock options when Valero merges with UDS?

         At  the   Closing   Date  of  the   merger,   it  will  be   deemed   a
         Change-in-Control ("CIC") for the purposes of UDS stock options. The following changes to your options will result:

          |X| All UDS options outstanding on the date of the CIC will become fully vested and exercisable as options to purchase Valero common stock.

          |X| The number of Valero Stock Options will equal the number of UDS Stock Options multiplied by the Exchange Ratio rounded to the nearest whole share.1

          |X| The Valero Stock Option will have a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price of the UDS Stock Option divided by the Exchange Ratio.

              The Exchange Ratio =
              [$27.50 + (0.614 x Valero Average Closing Price2)] divided by
              Valero Average Closing Price2

              Illustration:

              Assume the Valero Average Closing Price is $55, and that you have 100 UDS Stock Options outstanding with an Exercise Price of $30.125 per option:

              [$27.50 + (0.614 x $55)] divided by $55 = Exchange Ratio

              [$27.50 + $33.77] divided by $55 = Exchange Ratio

              [$61.27] divided by $55 = 1.114 Exchange Ratio


Options

      UDS Options              Multiply by Exchange         Fractional Valero         Rounded Valero Options
                                      Ratio                      Options
------------------------     -------------------------    ----------------------     -------------------------

          100                         1.114                       111.4                        111

Exercise Price

  UDS Exercise Price         Divide by Exchange Ratio     Valero Exercise Price      Rounded Valero Exercise
                                                                                              Price
------------------------     -------------------------    ----------------------     -------------------------

        $30.125                       1.114                     $27.0422                      $27.04


Q 2.     What impact does retirement have on my stock options?

         If you retire3 before the CIC:

          |X| stock options originally issued by Ultramar Diamond Shamrock continue to be exercisable for the shorter of 5 years after retirement or the remaining time to the option's expiration date; stock options that are not vested at the time of retirement are forfeited;
          |X| stock options originally issued by Diamond Shamrock continue to be exercisable for the shorter of 2 years after retirement or the remaining time to the option's expiration date;
          |X| stock options originally issued by Ultramar continue to be exercisable for the shorter of 5 years after retirement or the remaining time to the option's expiration date
          |X| stock options originally issued by Total continue to be exercisable for the shorter of 2 years after retirement or the remaining time to the option's expiration date.

         If you retire3 after the CIC:

          |X| stock options originally issued by Ultramar Diamond Shamrock continue to be exercisable for the shorter of 5 years after retirement or the remaining time to the option's expiration date;
          |X| stock options originally issued by Diamond Shamrock continue to be exercisable for the shorter of 2 years after retirement or the remaining time to the option's expiration date;
          |X| stock options originally issued by Ultramar continue to be exercisable for the shorter of 5 years after retirement or the remaining time to the option's expiration date;
          |X| stock options originally issued by Total continue to be exercisable for the shorter of 2 years after retirement or the remaining time to the option's expiration date.

Q 3.     How do I exercise my stock options before the CIC? After the CIC?

         To exercise your options before the CIC, you must continue to use Merrill Lynch. If you have not previously set up your account with Merrill Lynch, please contact Ken Drayden (210-592-4455), Carol Puga (210-592-4034), or David Rico (210-592-4896). Information on exercising stock options after the CIC will be provided at a later date.

Q 4.     How do I know if I have any stock options outstanding?

         We will be sending a report to all employees with outstanding options in the near future. If you have any questions, please contact Ken Drayden (210-592-4455), Carol Puga (210-592-4034), or David Rico
         (210-592-4896). After the CIC, you will be provided with a report regarding the conversion of your UDS stock options to Valero stock options (see Q 1 above).

Q 5. How do I know if my stock options were originally issued by Ultramar, Diamond Shamrock, Total, or Ultramar Diamond Shamrock?

         We will include a legend on the report that will be sent to you (see Q
         4).


--------
1 Since former Total Petroleum employees hold incentive stock options, the conversion of your options may differ in order to preserve incentive stock option treatment.

2 The Valero Average Closing Price means the average of the daily last sale prices of Valero Common Stock as reported on the NYSE (as reported in the Wall Street Journal) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the third business day prior to the Closing Date.

3 Retire means an employee's (a) early retirement (retirement from active employment with the Company or a Subsidiary in accordance with the early retirement provisions of a pension plan maintained by the Company or such Subsidiary) or (b) normal retirement (retirement from active employment with the Company or a Subsidiary in accordance with the normal retirement provisions of a pension plan maintained by the Company or such Subsidiary).